AGREEMENT OF SALE


          THIS AGREEMENT OF SALE (the "Agreement") made this 10th day of October, 1997 by and between Meridian Properties, Inc., herein named "Meridian" or "Seller", a Pennsylvania corporation, with offices c/o CoreStates Bank, N.A. at 1345 Chestnut Street, FC 1-1-18-2, Philadelphia, PA, and BCB Financial Services Corporation ("BCB"), a Pennsylvania corporation, with offices at 400 Washington Street, P.O. Box 1097, Reading, PA 19603, herein named the "Buyer".

                           WITNESSETH:

          1. Agreement to Sell and Purchase. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller upon the terms and conditions contained herein, all that parcel of land and the building and other improvements located at 601 Penn Street, Reading, Berks County, Pennsylvania, identified as Tax Parcel #5307-83-80-5330, more fully described in, and as shown on the plan attached hereto as Exhibit "A", including, without limitation, one (1) NCR automatic teller machine currently situate on site on the first floor retail lobby ("ATM"), and all related equipment and machinery (the "Real Property"), together with such furniture, fixtures and equipment identified in Exhibit "B" that are designated by Buyer pursuant to Paragraph 5 below (the "Personal Property"). The Real Property and the Personal Property are sometimes hereinafter collectively referred to as the "Property".

          2.   Purchase Price.   The purchase price for the
Property (the "Purchase Price") shall be Two Million Four Hundred Seventy Five Thousand Dollars ($2,475,000.00), allocated as set forth in Exhibit "C" attached hereto and incorporated herein.

          3. Payment of Purchase Price. The Purchase Price shall be payable by Buyer to Seller as follows:

               (a)  Payment of the sum of Fifty Thousand Dollars
($50,000.00), upon full execution of this Agreement by both parties, on account of the Purchase Price as deposit monies (the
"Deposit Monies").

               (b) At Closing (as hereinafter defined), the balance of the Purchase Price by certified check, title company check, or by wire transfer of immediately available funds.

          4. Deposit Monies. The Deposit Monies shall be held in an escrow account by Trammell Crow NE, Inc. in an interest-bearing account at a federally insured banking institution. Buyer's federal tax ID number is 23-2444807. Interest thereon shall be payable to the Buyer at Closing. The Deposit Monies shall be paid to the Seller at Closing and applied on account of the Purchase Price. In the event of default under this Agreement, which default is not cured within fifteen (15) days of written notice thereof, the escrow agent shall pay the Deposit Monies to the non-defaulting party, either as liquidated damages or as payment on account of the Purchase Price.

          5.   Buyer's Due Diligence.  As provided in Paragraph
6(a) hereof, Meridian, at Meridian's sole expense, shall provide
Buyer with the following documentation:

               (a)  Phase I Environmental Study;

               (b)  Copies of all existing leases;

               (c) Seller certified income and expense operating statements on the property for calendar year 1996;

               (d)  Any title work previously done by or on
behalf of Seller;

               (e) Surveys, engineering reports and any other material information relating to the building in Seller's possession;

               (f)  Copies of all contracts with service
providers, including, but not limited to, those more particularly set forth in Exhibit "D"; and

               (g)  City of Reading Code Enforcement Office
inspection of the Real Property satisfactory to the Buyer.

          In the event that any of the foregoing documentation reveals conditions which are deemed by Buyer to be unsatisfactory, then the Buyer shall, within 45 days of the date of the Agreement, deliver written notification thereof to the Seller and thereupon, at Buyer's sole option, Buyer may declare this Agreement, in writing, to be null and void and all Deposit Monies, together with all interest thereon, shall thereupon be returned forthwith to Buyer with no further obligations or liabilities on either party. If no such declaration is submitted by the Buyer within said 45 day period, this contingency will be waived and all other terms and conditions will remain in full effect. In addition, Buyer shall designate, in writing, the items set forth in Exhibit "B" that shall constitute the Personal Property, and shall deliver such designation to Seller within twenty (20) days of the date of this Agreement. Seller shall use reasonable efforts to deliver all of the Personal Property to Buyer, however, Seller's failure to deliver all of the Personal Property to Buyer shall not be an event of default hereunder, nor shall it affect Buyer's obligation to pay the full Purchase Price, so long as Seller delivers substantially all of the Personal Property to Buyer at the time of Closing.

          6. Conditions to Closing. The obligation of Buyer to close the purchase and sale of the Property is subject to the following conditions, each of which are for the benefit of and may be waived by Buyer, but only if such waiver is made expressly and in writing:

               (a) Meridian shall timely submit, as soon as received by Meridian, at Meridian's sole expense, to the Buyer the documents referenced in Paragraph 5(a) through (g) above;

               (b) Within thirty (30) days from the date of this Agreement, Seller shall provide Buyer and its counsel with a letter or other writing from the Solicitor for the Berks County Industrial Development Authority ("BCIDA"), confirming the authority and intent of the BCIDA to join in the conveyance of the Property to the Buyer, upon terms consistent with the terms of this Agreement.

               (c)  Seller shall pay all property taxes,
utilities and other routine charges up to the date of Closing. Absent an event of default by Seller under this subparagraph, Buyer agrees to accept title to the Property subject to all municipal liens and assessments for improvements levied from and after the date of this Agreement. Seller warrants that it has not received notice of any pending improvement assessments, and will immediately send a copy to Buyer of any such notice it shall receive prior to Closing, and will take no action as concerns the Property that shall cause any improvement assessments to be made prior to Closing;

               (d) Seller shall terminate all building service, supply, utility, management, and/or other contracts as of the date of Closing, unless otherwise instructed by Buyer, provided, however, that Seller shall not terminate or materially modify the terms of any currently existing building service contracts prior to Closing without the prior written consent of Buyer;

               (e) Seller shall deliver the Real Property in broom clean condition on the date of Closing, and shall cause to be removed prior to Closing, at Seller's expense, all items listed in Exhibit "B" hereof which are not designated in writing by Buyer, as set forth in Paragraph 5 above;

               (f) The timely material performance by Seller of each and every obligation imposed upon Seller hereunder;

               (g)  The truth and accuracy in all material
respects as of the date hereof and the date of Closing of each and every warranty and representation herein made by Seller;

               (h) The satisfactory completion by Buyer of its examination, testing and review of the Property, documents and other items as specified in Section 5 hereof;

               (i) Satisfactory pre-settlement inspection by Buyer within three (3) days of settlement, confirming to Buyer
(i) that substantially all of the Personal Property is located at or about the Real Property, (ii) that Seller has been operating the Property in substantially the same manner as of the date of this Agreement, and (iii) that the Seller has materially performed its duties and obligations under this Agreement;

               (j) Receipt by Buyer of fully dated and executed Tenant Estoppel Certificates, in form acceptable to Buyer and its counsel, from Bingaman, Hess, Coblentz & Bell; BARTA; and James Dastra Hair Salon. Seller will endeavor to obtain said Tenant Estoppel Certificates from all other tenants listed in Exhibit "E" hereof, at or before Closing; and

               (k)  At Closing, Meridian shall execute and
deliver to Buyer or cause to be executed and delivered to Buyer, as the case may be:

                    (i)  an affidavit by Meridian stating, under
     penalty of perjury, Seller's United States taxpayer identification number and stating that Seller is not a foreign person, pursuant to Section 1445 of the Internal
     Revenue Code;

                    (ii)  an owner's affidavit in form and
     substance sufficient to permit the issuance of the Title
     Policy, consistent with the provisions of Paragraph 7 hereof;

                    (iii)  an acknowledgment and restatement by
     certificate of the representations and warranties of Seller in this Agreement; and

                    (iv)  evidence that all real estate taxes and
     assessments for which Seller is responsible, and all other expenses associated with the Property for which Seller is responsible, have been paid in full.

          7. Condition of Title. Title shall be a good and marketable fee simple title, free and clear of all liens and encumbrances subject however to existing visible easements, easement restrictions, rights of way of record, accuracy of description, rights of public utilities, building and development restrictions, zoning laws and rules, regulations, laws and directives of federal, state, municipal or other governing authorities, and rights of tenants as shown on Exhibit "E", and shall be insurable as such at regular rates by a title insurance company doing business in Berks County, Pennsylvania. Within thirty (30) days after the date hereof, Buyer shall deliver to Seller a title binder for the Property from the title company which will so insure Buyer's title hereunder and shall notify Seller in writing of any title matters contained therein which do not satisfy the foregoing title requirements. If the title binder and exceptions are not delivered to Seller within the aforesaid thirty (30) day period, title shall be deemed acceptable to Buyer.

          8. Conveyance. Conveyance shall be by special warranty deed ("Deed") to Buyer, together with an assignment of all tenant leases in the form attached hereto as Exhibit "F".

          9.   Covenants, Warranties and Representations of
Seller. Seller covenants, represents and warrants to Buyer, both as of the date hereof and as of the date of Closing, as follows:

               A. Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms and conditions hereof, and shall give such evidence thereof as may be reasonably required by Buyer's legal counsel;

               B. Seller has received no notice and has no knowledge of any pending or contemplated condemnation, requisition, zoning change or similar proceeding affecting the Property or any part thereof;

               C. Seller shall provide at Closing any and all documentation or affidavits (relating to matters known to Seller or resulting from Seller's acts) reasonably deemed necessary for issuance of the Title Policy without exception for mechanics' and materialmen's liens;

               D. There is no litigation or other proceeding pending or, to the best of Seller's knowledge, threatened which relates to the Property or any part thereof or which affects
Seller's right to sell the Property or any part thereof;

               E. To the best of Seller's knowledge, there exist no violations of any law, ordinances, order or requirements affecting the Property;

               F.To the best of Seller's knowledge (except as otherwise expressly set forth herein), the Property has not been used as a landfill to receive solid waste, whether or not hazardous, nor have any "hazardous substances," "hazardous materials," or "toxic substances" as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et. seq. (as amended); the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et. seq.; Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq.; Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C.
Section 1251 et. seq.; and the Safe Drinking Water Act, 42 U.S.C.
Section 300 (F) et. seq.; as amended, and in the regulations adopted, published, and/or promulgated pursuant to said laws (collectively, the "Environmental Laws"), been generated, released, stored or deposited in, on, over or beneath the Premises or any part thereof. With the exception of one (1) existing 8000 gallon registered underground storage tank, there are no underground storage tanks and/or associated piping on or under the Property. Seller shall provide Buyer with evidence that all financial responsibility and other requirements relating to the removal of past underground storage tanks on the Property, if any, have been satisfied. Seller shall provide Buyer with copies of all records relating to any underground storage tanks that were required to be maintained by any applicable Federal, state or local statutes or regulations.

               G. So long as this Agreement is in effect Seller shall not, without Buyer's prior written consent, make, create or allow any transfer, lien, lease, encumbrance, easement, restriction, reservation, contractual or other right, license or interest involving the Property or any part thereof or act in such a way as would deprive or hinder Seller from transferring the Property to Buyer in accordance with terms and conditions of this Agreement;

               H. Seller is not involved in any bankruptcy, reorganization or insolvency proceedings;

               I. All taxes, water charges and sewer charges affecting the property due and payable at the time of the Closing shall have been paid and all special assessments which are or will become a lien known to Seller at the date of this Agreement shall also have been paid and discharged whether or not payable in installments;

               J. All work done or materials furnished or to be furnished by or on behalf of Seller for the Property have been completed and paid for in full or shall be completed and paid for in full at the time of Closing;

               K. To the best of Seller's knowledge, after reasonable investigation, there are no parties in possession of the Property or entitled to possession thereof, or any part thereof, other than Seller and the Tenants listed in Exhibit "E" hereof;

               L. Seller will not cause or knowingly permit any action to be taken which would cause any of the foregoing representations or warranties to be materially untrue as of Closing.

          10. Closing Adjustments. The parties agree to apportion the following costs:

               (a) The Buyer and Meridian shall each pay one-half of the Pennsylvania and local real estate transfer taxes as concerns the Real Property.

               (b)  Real estate taxes shall be apportioned
between the parties as of the day of Closing based on the then current assessment.

               (c) Sewer, water, gas and other utility charges shall be determined by final meter reading on the day of Closing and all charges occurring up to the Closing date shall be Meridian's responsibility. Meridian shall be given a credit for oil remaining in the tank on the day of Closing based on the cost per gallon shown on Meridian's most current bill.

               (d) All rents shall be pro-rated as of the date of Closing and all security deposits shall be payable to Buyer together with any applicable interest earned by the tenant(s) at time of Closing. A list of current leases is attached hereto as Schedule "E". At Closing, Seller shall assign all of Seller's right, title, and interest in and to all tenant leases and Buyer shall assume all of Seller's duties under said leases from and after the Closing.

          11. Condition of Property. Acceptance of the Deed and payment of the Purchase Price shall constitute Buyer's acknowledgment that Buyer has had the opportunity to inspect the physical condition of the Property to the extent deemed necessary by Buyer, and Buyer agrees that, with the exception of the express covenants, representations, and warranties set forth in this Agreement, neither Seller nor anyone on Seller's behalf has made any representation or warranty with respect to the physical condition of the Property or otherwise, and Buyer agrees to purchase the Property "AS IS", in its present condition, subject only to said express covenants, representations and warranties.

          12. Inspection. Buyer, its agents, employees, independent contractors and representatives, at Buyer's expense, shall have the right at any reasonable time and from time to time before Closing, upon giving reasonable notice to Seller and affected tenants, to enter the Real Property for the purpose of planning and designing. Buyer hereby agrees to indemnify Seller for any costs, expenses or damages resulting from the acts of Buyer or its agents, employees, independent contractors, representatives or invitees during any such entry.

          13. Condemnation. If, at any time prior to Closing hereunder, any action or proceeding is filed, or threatened, under which the Real Property, or any portion thereof may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, then at the option of Buyer:

               A.   This Agreement shall be terminated; or

               B. This Agreement shall remain in full force and effect and Seller, at the time of the Closing hereunder, shall transfer and assign to Buyer all of the Seller's right, title and interest in and to any proceeds received or which may be received by Seller by reason of such taking. Said option shall be exercisable by Buyer delivering to Seller written notice of such exercise on or before the fifteenth (15th) day following the date on which Buyer receives written notice from Seller that such action or proceeding has been filed or is threatened. Should said fifteen (15) day period extend beyond the date of settlement, as herein provided, Buyer shall have the right to extend the date of Closing, to allow Buyer the full fifteen (15) days provided by this Paragraph 13 in which to exercise its options under this Paragraph 13.

          14. Destruction of Improvements. If all or any material part of the improvements located on the Real Property are destroyed or damaged (excluding normal wear and tear) prior to Closing, Meridian shall give notice to Buyer of such damage or destruction and of Meridian's insurance coverage. Buyer shall elect within thirty (30) days of such notice to either:

               A.   Terminate this Agreement; or

               B. Close the transaction contemplated hereby, in which event the Purchase Price shall not be reduced except for a reduction by the amount of any deductible amount applicable to insurance proceeds and Seller shall assign to Buyer, Seller's rights to any insurance proceeds paid or payable to Seller in connection with such damage or destruction.

          If Buyer does not timely notify Seller of Buyer's election, Buyer shall be deemed to have elected to close the transaction contemplated hereby in accordance with clause (B) above. Seller agrees until Closing to maintain any improvements in their existing condition, normal wear and tear and damage by condemnation, fire or other casualty excepted, and to keep the improvements on the Real Property insured in an amount equal to one hundred percent (100%) of the replacement cost thereof.

          15. Third Party Brokerage. Seller and Buyer acknowledge that Trammell Crow NE, Inc., 601 Penn Street, Reading, Pennsylvania is the agent for the Seller, and RE/MAX of Reading is the agent for the Buyer. The Seller agrees to pay a total sales commission on the sale of the Property of $139,000.00 to be split equally between Trammell Crow NE, Inc. and RE/MAX of Reading. Buyer and Seller each warrant and represent to the other that they have not dealt with any agent/broker other than Trammell Crow NE, Inc. for the Seller, and RE/MAX of Reading, for the Buyer, and each party agrees to indemnify, defend, and hold harmless, the other party from anyone claiming a commission by, through, or under them.

          16. Closing. Closing (the "Closing") shall be made within thirty (30) days after satisfaction of all contingencies hereunder, including, but not limited to, the satisfaction of all BCIDA requirements. Closing will take place at the offices of a title insurance company of Buyer's choice in Berks County, Pennsylvania at a specific time mutually agreeable by Seller and Buyer. In the event that said thirty (30) day period after satisfaction of all contingencies does not expire on or before March 31, 1998, then this Agreement shall expire on March 31, 1998, and thereupon all Deposit Monies, and any interest thereon, shall be returned to Buyer, and the parties hereto shall have no further duties or responsibilities to each other pursuant to this Agreement.

          17.  Delivery of Deed, Bill of Sale, and Possession of
Property. The Seller shall deliver the Deed, and a Bill of Sale, in form satisfactory to Buyer, and possession of the Property at the Closing. Formal tender of deed is hereby waived.

          18. Time of Essence. It is agreed by the parties that time shall be of the essence of this Agreement, unless extended by mutual consent in writing.

          19. Entire Agreement, Modifications. This Agreement constitutes the entire contract between the parties hereto and there are no other understandings, representations or warranties, oral or written, relating to the subject matter hereof. This Agreement may not be changed, modified or amended, in whole or in part, except in writing, signed by all parties.

          20. Confidentiality. The Parties agree to keep the terms and conditions of this Agreement and any materials supplied to Buyer by Seller or to agents in connection with the sale, confidential and not disclose any parts to any third party, except their respective consultants for advice and discussion. The Buyer agrees to insert a similar obligation in its agreements with its consultants so that its consultants are bound to this clause. Notwithstanding the above, prior to Closing Buyer may issue an appropriate press release upon the execution of this Agreement, provided, however, that Buyer shall provide Seller, by hand delivery or fax transmission, a draft of such press release prior to release, and Seller shall have the right to delete any reasonably objectionable provisions thereof that specifically reference the Seller, without any additions, upon notification to Buyer within one business day of receipt of such draft by Seller. Absent such notification by Seller, such right of deletion shall be deemed waived.

          21. Notices. Notices given pursuant to this Agreement shall be in writing, and shall be given by actual delivery to the party entitled thereto at the addresses set forth below or at such other address as any party may designate in writing to any other party pursuant to the provisions of this paragraph.
Notices shall be given by mail sent by United States mail, certified or registered, return receipt requested or by overnight courier providing proof of delivery. Notices shall be deemed to be received on the date of actual receipt. Notices shall be served or mailed to the following addresses, subject to change as provided above:

               If to the Seller:

               Corporate Real Estate Department
               CoreStates Bank, N.A.
               Attn: John L. Cover, V.P.
               FC 1-1-18-2
               1345 Chestnut Street
               Philadelphia, PA 19107

               If to the Buyer:

               BCB Financial Services Corporation
               c/o Berks County Bank
               Attn: Nelson R. Oswald, President
               400 Washington Street
               P.O. Box 1097
               Reading, PA 19603

          22. Survival of Covenants. Notwithstanding any presumption to the contrary, the covenants, conditions, warranties, and representations contained in this Agreement shall survive Closing and not merge therein.

          23. No Recording. This Agreement shall not be filed for record in any public office. Any recording or attempted recordation of this Agreement by either party, shall be deemed a default hereunder.

          24. Assignability: Binding Effect. Buyer shall have the right to assign this Agreement at or prior to Closing to another entity or successor in which it has a controlling interest upon notice in writing to the Seller. Except as otherwise provided in the immediately foregoing sentence, this Agreement is not assignable by Buyer or Seller without prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement and all of it's terms and conditions shall extend to and be binding upon the parties hereto and upon their respective heirs, executors, administrators, successors and permitted assigns.

          25Seller's default hereunder, which default is not cured within fifteen (15) days of written notice thereof to Seller, Buyer shall be entitled to exercise all rights and remedies available to Buyer at law or in equity, in addition to the remedies set forth in Paragraph 4 hereof.

          26. Seller's Remedies upon Default. In the event of Buyer's default hereunder, which default is not cured within fifteen (15) days of written notice thereof to Buyer, Seller shall be entitled to exercise all rights and remedies available to Seller at law or in equity, in addition to the remedies set forth in Paragraph 4 hereof.

          27. Limitation of Liability. Notwithstanding anything to the contrary herein contained, BCIDA's liability under this Agreement shall be enforceable only out of the real estate covered by this Agreement and the rents, issues and profits thereof, and the lien of any judgment against it arising out of this Agreement shall be limited thereto. Nothing herein, however, shall limit Buyer's rights against any person, firm or corporation other than BCIDA.

          28. Contingency. Buyer's obligations to close the purchase and sale of the Property is contingent upon Buyer's receipt of all necessary approvals from the Pennsylvania
Department of Banking and the Federal Reserve.

          29. Leasing. During the period between the date of this Agreement of Sale and the date of Closing, or earlier termination of this Agreement:

               (a) Buyer shall have the right to approve any newly originated lease(s) and the renewal of any existing lease(s) under terms and conditions satisfactory to the Buyer.

               (b) Buyer, or its agent, may show the Property to prospective tenants. Buyer shall not commit to any leases without the consent of Meridian.

          30. Reservation of Space Option. Meridian reserves the option to lease ("Option to Lease") all or any portion (but not less than 50 percent) of the Fifth Floor of the Real Property, and in the event that Meridian exercises the Option to Lease all of the Fifth Floor, as aforesaid, Meridian shall thereupon have the Option to Lease all or any portion (but not less than 50 percent) of the fourth floor of the Real Property ("Fourth Floor") as well. The Fifth Floor and the Fourth Floor each contain 11,020 rentable square feet of space. The exercise of the Option to Lease all or any part of the Fifth Floor, and all or any part of the Fourth Floor, as aforesaid, may be exercised by Meridian at one time only, by notices hereafter provided. The term of any such lease shall be for a period of no less than six (6) months, and, at the option of Meridian, in additional increments of six (6) months each, but no greater than an aggregate term of two (2) years from the date of exercise, provided, however, that Meridian shall have the right, upon thirty (30) days prior written notice to Buyer, of terminating said lease effective six (6) months prior to the end of the applicable lease term. Meridian shall lease all or any portion of the Fifth Floor, and/or the Fourth Floor, conditioned as above, at the rate of $10.00 per square foot, with services as provided in accordance with the provisions of Exhibit "G". Meridian shall exercise its Option to Lease, as aforesaid, by written notification to Buyer no more than sixty (60) days from the date of this Agreement, which notification shall specifically designate the floor and square footage of space to be leased.
The terms and provisions of the lease shall be substantially in the form of Exhibit "G" attached hereto and incorporated herein by reference thereto. The written lease shall be completed and executed by the parties thereto no more than ten (10) days following any exercise of the Option to Lease, as hereinabove provided. In the event that Meridian exercises said option, the tenant under the lease may be Meridian Properties, Inc. and/or its parent company, CoreStates Bank, N.A., and may be occupied by consultants of CoreStates Bank, N.A. or other third party service providers. Meridian's Option to Lease, as herein set forth, shall not be assignable absent prior written consent of the Buyer. In addition, in the event that Meridian exercises its option to lease as aforesaid, the tenant under said lease shall have no right to sublease the Property without the prior written consent of the Buyer. Notwithstanding the above, in no event shall the Option to Lease reserved to Meridian be exercised later than Closing. In the event that the Option to Lease is exercised by Meridian, any fit up for the leased premises shall be done at the expense of Meridian and/or the tenant under the said lease, pursuant to plans and specifications acceptable to Meridian and/or the tenant under lease, on the one hand, and the Buyer.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement of Sale to be duly executed, and their seals affixed, on the day hereinabove first written.

                              MERIDIAN PROPERTIES, INC.

                              By: /s/ John L. Cover

                                       ("Seller")

                              BCB FINANCIAL SERVICES CORPORATION

                              By: /s/ Nelson R. Oswald

                                        ("Buyer")